SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 24, 2003
(Date of report)

EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1035424 (I.R.S. Employer Identification No.)

660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Item 5.  Other Events and Required FD Disclosure.

     On April 24, 2003, the Registrant held a telephone conference call that had been announced to, and was broadly accessible by the public, for the expressed purpose of discussing its first quarter 2003 financial results. In that call, the Registrant provided certain forward-looking statements not expressly contained in its press release of the same date. In particular, the Registrant provided guidance for financial results for the second quarter of 2003, of anticipated earnings per share of approximately $.12, on anticipated revenue of approximately $75 million. The Registrant also indicated its expectation that backlog would increase from approximately $110 million at the end of the first quarter, to approximately $160 million at the end of the third quarter, subject to the Registrant’s success in winning certain substantial contracts currently being pursued by its commercial Space & Technology segment.

     Actual financial results could differ materially from the forward-looking statements set forth in the conference call and this Report on Form 8-K, due to a variety of risk factors. In addition to the risks associated with the timing of competitive awards, and the Registrant’s success in its bid efforts, such risk factors include, but are not limited to, economic conditions in the U.S. and abroad and their effect on capital spending in the Registrant’s principal markets; volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Registrant; successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts; changes in the Registrant’s consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada, and other taxing jurisdictions may vary from expected taxable earnings; the timing of major orders; technological developments by both the Registrant and its competitors; the growth rate for various wireless communications services worldwide; availability of funding for investments in major new satellite programs; the nature and effects of U.S. governmental controls on foreign sales of, and U.S.-Canadian cooperation on, space products; the strength and timing of end-user acceptance of new communications services, such as high-data-rate mobile services; and the Registrant’s ability to achieve product development and manufacturing objectives within the cost and timing parameters created by customers and end-users. Additional information concerning such factors is contained in the registrant’s Annual Report on
Form 10-K for the year ended December 31, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Norcross, State of Georgia, on April 11, 2003.

EMS TECHNOLOGIES, INC.

Date: April 24, 2003	By:	/s/ William S. Jacobs
William S. Jacobs
Vice President